Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292590

PROSPECTUS SUPPLEMENT DATED JANUARY 23, 2026

TO THE PROSPECTUS DATED JANUARY 20, 2026

20,100,833 Shares of Common Stock

18,071,500 Shares of Common Stock Issuable Upon Conversion of the Convertible Notes

12,852,500 Shares of Common Stock Issuable Upon Exercise of the Warrants

ProCap Financial, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated January 20, 2026 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-292590) with the information contained in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on January 23, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to 51,024,833 shares of our common stock, par value $0.001 per share (“Common Stock”), which consists of (i) the resale of up to 20,100,833 shares of our Common Stock by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), (ii) the resale of up to 18,071,500 shares of Common Stock issuable upon conversion of the Convertible Notes (as defined below) by the Selling Securityholders, and (iii) the issuance by the Company of up to 12,852,500 shares of Common Stock that are issuable upon the exercise of 12,852,500 warrants, including 12,500,000 public warrants (the “Public Warrants”) and 352,500 private warrants (the “Private Warrants” and together with the Public Warrants, the “Warrants”).

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “BRR” and our Warrants are listed on the Nasdaq Capital Market under the symbol “BRRWW.” On January 22, 2026, the closing price of our Common Stock was $3.07 and the closing price for our Warrants was $0.60.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 23, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2026

PROCAP FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42995	39-2767031
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Lexington Avenue, Floor 2
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(305) 938-0912

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BRR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BRRWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2026, Mr. William H. Miller IV notified the Board of Directors (the “Board”) of ProCap Financial, Inc. (the “Company”) of his intention to resign as a director of the Company and as a member of the Audit Committee, Compensation Committee, Governance Committee, and Treasury Committee (the “Committees”), effective as of January 20, 2026. Mr. Miller’s resignation was not the result of any dispute or disagreement with the Company or the Company’s Board on any matter relating to the operations, policies or practices of the Company. The Company expresses its gratitude to Mr. Miller for his invaluable and dedicated service, including his service on the Committees.

On January 22, 2026, the Company notified Nasdaq that, due to Mr. Miller’s resignation from the Audit Committee, the Company would no longer continue to satisfy the requirements of Nasdaq Listing Rule 5605(c)(2)(A), which requires the audit committee of a company with Nasdaq-listed securities to have a minimum of three members, each of whom satisfies the independence requirements set forth in Nasdaq Listing Rule 5605(a)(2).

In the Company’s notice to Nasdaq, the Company also informed Nasdaq of its temporary noncompliance with the continued listing requirements as set forth in Nasdaq Listing Rule 5605(b) regarding the composition of the Board, because there is no longer a majority of independent directors on the Board. Following Mr. Miller’s resignation, the Board has two independent directors, two non-independent directors, and one vacant seat to be filled by a new independent director.

Additionally, the Company’s notice to Nasdaq stated that the Company intends to rely upon the cure periods provided by Nasdaq Listing Rule 5605(c)(4)(B) and 5605(b)(1)(A), which provide a cure period to regain compliance with Listing Rule 5605(c)(2)(A) and 5605(b), respectively. The Company is currently searching for an independent director to join the Company’s Board and Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROCAP FINANCIAL, INC.

Date: January 23, 2026	By:	/s/ Anthony Pompliano
	Name:	Anthony Pompliano
	Title:	Chief Executive Officer